Exhibit 99.1

January 22, 2009

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Reporters May Contact:

Bob Stickler, Bank of America, 1.704.386.8465

robert.stickler@bankofamerica.com

Bank of America Names Moynihan to Head Global Banking and Wealth

Management; Montag to Report to CEO

CHARLOTTE – Bank of America today announced that Brian Moynihan has been named President of Global Banking and Global Wealth and Investment Management.

Moynihan replaces John Thain who is leaving the company.

The company also said that Tom Montag will continue to run Global Markets and will now report to Ken Lewis, Bank of America chairman and chief executive officer. Montag will also become a member of the Management Executive Team, which sets strategy for the company.

Moynihan has been General Counsel of Bank of America. He will occupy that role while the company searches for his replacement. Previous to the merger with Merrill Lynch, Moynihan ran Global Corporate and Investment Banking for Bank of America. Before that, he was President of Global Wealth and Investment Management at the company.

“Brian Moynihan is a strong manager and one of those people who can effectively envision strategy and execute,” said Ken Lewis, Bank of America chairman and chief executive officer. “He has excelled at everything we have asked him to do.” Lewis emphasized that the change in leadership in no way reflects a significant change in direction for the Global Banking or wealth management units.

“Those organizations, which formed the heart of Merrill Lynch, will continue to serve their clients as world class financial service providers,” Lewis said. “We are quite happy with their performance since the merger.”

Lewis added that, “Tom Montag is getting a well-deserved promotion. He has provided strong leadership during our transition so far, and we believe that Global Markets will in the future be a significant profit center for our company.”

Moynihan, 49, continues to report to Lewis and be a member of the company’s Management Executive Team. He joined Bank of America in 2004, following Bank of America’s merger with FleetBoston Financial. At Fleet, he led Brokerage & Wealth Management after leading Fleet’s Internet strategy. Before that, he directed the corporation’s strategic development for six years, overseeing all mergers and acquisitions. He joined Fleet Financial Group in April 1993 as Deputy General Counsel.

Montag, 52, joined Merrill Lynch as executive vice president and head of global sales and trading in 2008, prior to the company’s merger with Bank of America. Before that, he was with Goldman Sachs Group, Inc., where he was co-head of the global securities business and a member of the company’s Management Committee and Equities/FICC Executive Committee. During his 22 years with Goldman Sachs, Montag was co-president of the firm’s Japanese operations and co-head of Asian FICC and Equities, before becoming co-head of the global securities business. Earlier in his career, Mr. Montag ran the firm’s global derivatives business.

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 59 million consumer and small business relationships with more than 6,100 retail banking offices, nearly 18,700 ATMs and award-winning online banking with nearly 29 million active users. Following the acquisition of Merrill Lynch on January 1, 2009, Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 40 countries. Bank of America Corporation stock is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

www.bankofamerica.com

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